Exhibit 99.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Pacific Advisors Fund Inc. and to the use of our report dated February 27, 2019 on the financial statements and financial highlights of Income and Equity Fund, Balanced Fund, Large Cap Value Fund, Mid Cap Value Fund, and Small Cap Value Fund, each a series of shares of beneficial interest in Pacific Advisors Fund Inc. Such financial statements and financial highlights appear in the December 31, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
April 29, 2019